FOR IMMEDIATE RELEASE

CONTACT:	MATTHEW V. CRAWFORD PARK-OHIO INDUSTRIES, INC. (216) 692-7200

Park-Ohio Announces $200 Million Debt Issuance

Cleveland, Ohio, November 9, 2004. Park-Ohio Industries, Inc., a subsidiary of Park-Ohio Holdings Corp. (NASDAQ: PKOH), today announced that it is planning an offering of $200 million of senior subordinated notes due 2014 in an offering exempt from the registration requirements of the Securities Act of 1933. The Company intends to use the net proceeds from the offering, together if necessary with other available borrowings, to purchase or redeem its 91/4% senior subordinated notes due 2007. This transaction is expected to be completed during the Company’s fourth quarter, subject to customary closing conditions.

The notes to be offered will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy such notes and is issued pursuant to Rule 135c under the Securities Act of 1933.